EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2003 Stock Plan, of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Sybase, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Sybase, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sybase, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
November 8, 2006